FREE WRITING PROSPECTUS Dated July 11, 2023	Filed Pursuant to Rule 433 Registration No. 333-262894 Registration No. 333-262894-04

$773.11mm Ally Auto Receivables Trust (ALLYA) 2023-1

Jt-Leads: BofA (struc), JPM and RBC

Co-Mgrs: Academy, Loop, Seelaus

CLS	Total $mm	Offered $mm	Exp. WAL	MDY/F	WNDW	Final	Legal Final	Bench	SPRD	YLD%	CPN	$PX
A-1	233.02	—Retained—
A-2	372.01	353.40	1.09	Aaa/AAA	7-21	4/25	11/16/26	I-CRV	+51	5.836	5.76	99.99351
A-3	372.01	353.40	2.51	Aaa/AAA	21-42	1/27	5/15/28	I-CRV	+82	5.530	5.46	99.98295
A-4	69.80	66.31	3.68	Aaa/AAA	42-45	4/27	11/15/28	I-CRV	+89	5.336	5.27	99.97461
B	23.29	—Retained—
C	19.41	—Retained—
D	14.42	—Retained—

BILL & DELIVER : BofA

EXPECTED RATINGS: Moody’s/Fitch

EXPECTED SETTLE : 7/19/23

FIRST PAY DATE : 8/15/23

ERISA ELIGIBLE : Yes

INTEXNET : basaart_2023_1 B399

https://dealroadshow.com/e/ALLYA231

CUSIPS: A-2 02007WAB4

A-3 02007WAC2

A-4 02007WAD0

DEAL SIZE : $773+mm offered BBG TICKER: ALLYA 2023-1 SSAP: Ally23 FORMAT : SEC Registered PXG SPEED : 1.3% ABS to 10% Call MIN DENOMS: $1k x $1K

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.